UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2022

FundRebel Dean, LLC

(Exact name of registrant as specified in its charter)

Delaware	87-4648774
(State or other incorporation)	(I.R.S. Employer Identification No.)

104 W. 40th Street, Suite 1030, New York, NY 10018

(Full mailing address of principal executive offices)

212-203-7672

(Issuer’s telephone number, including area code)

Class A Common Shares

Class B Common Shares

(Title of each class of securities issued pursuant to Regulation A)

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In this Annual Report on Form 1-K (the “Annual Report”), the terms “FundRebel Dean”, “we”, “us”, “our” or the “Company” refers to FundRebel Dean, LLC.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE ANNUAL REPORT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

The market data and certain other statistical information used throughout this Annual Report are based on independent industry publications, governmental publications, reports by market research firms, or other independent sources that we believe to be reliable sources. Industry publications and third-party research, surveys, and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosure contained in this Annual Report, and we believe that these sources are reliable. We have not independently verified the information contained in such publications. While we are not aware of any misstatements regarding any third-party information presented in this Annual Report, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors. Some data are also based on our good faith estimates.

Item 1. Business

FundRebel Dean is a Delaware limited liability company organized on January 7, 2022 under the Delaware Limited Liability Company Act, or Delaware LLC Act, that was formed to identify, underwrite, invest in and manage a diversified portfolio of multi-family and other commercial real estate development projects.

We are externally managed by FundRebel, LLC, which also serves as our sponsor (“FundRebel”, the “Manager”, or the “Sponsor”). FundRebel manages our day-to-day operations. A team of investment professionals, acting through the Manager, make all the decisions regarding the selection, negotiation, financing and disposition of our investments, subject to the limitations in our operating agreement. Our Manager is also responsible for asset management, marketing, investor relations and other administrative services on our behalf with the goal of maximizing our operating cash flow and preserving our invested capital. FundRebel, as our Sponsor, is also able to exercise significant control over our business. FundRebel also maintains a website, www.fundrebel.com where investors may subscribe for our Company’s securities.

We intend to elect to be treated as a corporation for U.S. federal income tax purposes from the date of our formation and to qualify as a real estate investment trust, or REIT, beginning with our taxable year ending December 31, 2023.

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Investment Objectives

Our primary investment objectives are:

•	to realize growth in the value of our investments within approximately three to five years from the one year anniversary of the qualification of our initial offering;

•	to preserve, protect and return investors’ capital contributions;

•	to pay competitive cash distributions from rents and preferred returns earned on the Company’s investments;

•	to create a repeatable investment process that allows the Company to continue to redeploy capital to achieve our investment objectives.

We cannot assure you that we will realize these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, the Manager will have broad discretion with respect to the selection of specific investments and the purchase and sale of our assets. Our Manager’s Research Committee will review our investment guidelines at least annually to determine whether our investment guidelines continue to be in the best interests of our shareholders.

Investment Strategy

Our Company was formed to identify, underwrite, invest in and manage a diversified portfolio of multi-family and other commercial real estate development projects, and to invest in other estate-related assets. Such investments could include investments in real property, office properties, retail properties, industrial properties, mixed-use properties, or any other types of interests in real estate-related assets or other investments that we believe are in our shareholders’ best interests,

We will seek to create and maintain a diversified portfolio of investments that generate cashflow through the periodic payment of rents and/or preferred dividends, allowing us to make regular dividend distributions to our shareholders.

The principals of our Manager have extensive experience investing in numerous types of properties. Thus, we may acquire a wide variety of commercial properties, including office, industrial, retail, hospitality, and other real properties. These properties may be existing, income-producing properties, newly constructed properties or properties under development or construction and may include properties purchased for renovation and conversion into condominiums, for example. We focus on acquiring properties with significant possibilities for capital appreciation, such as those requiring development, those located in markets with high growth potential and those available from sellers who are distressed or face time-sensitive deadlines.

Our Manager intends to directly structure, underwrite and manage most of the investments we make. Our underwriting process will involve comprehensive and systematic financial, structural, operational and legal due diligence of our partners and the underlying projects, in order to identify and structure investments that meet our investment requirements. We feel the market environment offers a broad range of opportunities to source compelling investments with attractive risk-return profiles.

We will seek to be, either directly or through a subsidiary wholly or majority-owned and controlled by us, the sole owner of any acquisition, development or improvement investment we enter into, or the majority owner and controlling party of any joint venture or other entity through which we make an acquisition. We do not intend to invest in bridge and/or mezzanine loans that may lead to an opportunity to purchase a real estate interest, nor do we intend to make or invest in commercial mortgage-backed securities, mortgage loans and Code Section 1031 tenant-in-common.

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We plan to employ leverage to enhance the total return to our shareholders through loans from banks or other lenders, or by issuing short-term debt, equity or other capital markets transactions backed by the Company’s portfolio of assets. Our target leverage ratio after we have acquired an initial substantial portfolio of diversified investments is between 0% - 75% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. During the period when we are acquiring our initial portfolio, we may employ greater leverage if the Manager determines that it is in our best interest. We will seek to secure leverage that is non-recourse, non-mark-to-market financing to the extent obtainable on a cost effective basis. Our Manager may from time to time modify our leverage policy in its discretion. However, other than during our initial period of operations, it is our policy not to borrow more than 75% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. We cannot exceed the leverage limit of leverage policy unless any excess in borrowing over such level is approved by the Manager’s Research Committee.

In executing our investment strategy, we believe that we will benefit from the principals of our Manager and Sponsor’s extensive experience in real estate. These competitive advantages include:

•	The principals of our Sponsor’s relationships with lenders that originate and distribute commercial real estate debt and real-estate related debt securities;

•	The principals of our Sponsor’s relationships with commercial and multi-family developers and redevelopers, which the Company intends to work with, as opportunities arise, to carry out its investment objectives; and

•	Our Sponsor’s experienced research team, which analyzes, underwrites, and monitors each prospective investment through an established due diligence process.

Market Overview and Opportunity

Opportunistic real estate investments remain a coveted and time proven arena to deploy capital into, and as the world evolves due to macroeconomic and global geopolitical shifts the consolidation of this space and competition only increases as the decades pass. More global entrants continue to create an increasingly competitive market landscape in the most desirable geographies, and we have witnessed the broadscale elimination of ability for newcomers to achieve aspirational participations within the real estate industry. Every market cycle creates free market opportunity to acquire, reposition, develop and capitalize on trends, or dislocations. Every market however typically does not provide available opportunity to those who are outside of the immediate professional investment spectrum or who do not possess the standard expected net worth to benefit.

Our strategy for our investors will combine the identification of investment targets originated by the industry relationships and experience of the Manager combined with the utilization of a proprietary and purpose built technology assisted underwriting apparatus.

Competition

Our net income and overall investment success depend, in large part, on our ability to source investments with attractive risk-adjusted returns. In originating these investments, we compete with other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, private funds, private lenders, governmental bodies, private investors and other entities, many of which have greater financial resources and a lower cost of capital than we have. In addition, there are numerous REITs and funds with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, size of investment and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector, and we cannot assure you that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

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Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our latest offering circular filed with the SEC (the “Offering Circular”), which may be accessed here, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our Class A or Class B common shares.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations for the period from inception (January 7, 2022) to December 31, 2022 should be read in conjunction with our financial statements and the related notes included in this Annual Report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Critical Accounting Policies

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company’s fiscal year is December 31.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Deferred Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ deficit upon the completion of an offering or to expense if the offering is not completed. The Company will reimburse the Manager for any offering costs incurred by the Manager from the proceeds from the offering. As of December 31, 2022, the Company has deferred $140,556 of offering expenses.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

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•	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues will be recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

Organizational Costs

In accordance with FASB ASC 720, “Other Expenses”, organizational costs, including accounting fees, legal fees, and costs of organization, are expensed as incurred.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in these financial statements. Income from the Company is reported and taxed to the members on their individual tax returns. The Company intends to elect to be treated as a corporation for U.S. federal income tax purposes and to qualify as a real estate investment trust, or REIT, but has not yet filed such elections.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statement, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statement. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

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Real Estate Held for Investment

Real estate assets will be stated at the lower of depreciated cost or fair value, if deemed impaired. Major replacements and betterments are capitalized and depreciated over their estimated useful lives. Depreciation is computed on a straight-line basis over the useful lives of the properties. We will continually evaluate the recoverability of the carrying value of our real estate assets using the methodology prescribed in ASC Topic 360, “Property, Plant and Equipment.” Factors considered by management in evaluating impairment of its existing real estate assets held for investment include significant declines in property operating profits, annually recurring property operating losses and other significant adverse changes in general market conditions that are considered permanent in nature. Under ASC Topic 360, a real estate asset held for investment is not considered impaired if the undiscounted, estimated future cash flows of an asset (both the annual estimated cash flow from future operations and the estimated cash flow from the theoretical sale of the asset) over its estimated holding period are in excess of the asset's net book value at the balance sheet date. If any real estate asset held for investment is considered impaired, a loss is provided to reduce the carrying value of the asset to its estimated fair value.

Real Estate Held for Sale

We may periodically classify real estate assets as held for sale. An asset is classified as held for sale after the approval of management and after an active program to sell the asset has commenced. Upon the classification of a real estate asset as held for sale, the carrying value of the asset is reduced to the lower of its net book value or its estimated fair value, less costs to sell the asset. Subsequent to the classification of assets as held for sale, no further depreciation expense is recorded. Real estate assets held for sale will be stated separately on the balance sheet. Upon a decision to no longer market as an asset for sale, the asset is classified as an operating asset and depreciation expense is reinstated. A gain or loss on the sale of a property will be recorded in the statement of operations.

Cost Capitalization

A variety of costs are incurred in the acquisition and development of properties such as costs of acquiring a property development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete, and capitalization must cease involves a degree of judgment. Our capitalization policy on development properties is guided by ASC Topic 835-20 “Interest - Capitalization of Interest” and ASC Topic 970 “Real Estate - General.” We cease capitalization on costs upon completion.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

Results of Operations

For the period from inception (January 7, 2022) to December 31, 2022

FundRebel Dean LLC was formed on January 7, 2022. Since its inception, the Company has been primarily focused on preparing, filing, and obtaining SEC qualification of an offering under Tier 2 of Regulation A under the Securities Act. On December 1, 2022, the SEC qualified the Company’s offering of up to $75,000,000 worth of its Class A and Class B common shares under Tier 2 of Regulation A under the Securities Act (the “Reg A Offering”). Since then, the Company has been focused on raising funds in the Reg A Offering, and does not plan to commence its principal operations until the Company has closed upon at least $500,000 in the Reg A Offering (the minimum offering amount in that offering), as well as $500,000 from the Sponsor and its officers and directors in a separate private placement. The Company had not closed on any investments in the Reg A Offering or from the private placement as of December 31, 2022. As such, the Company had not commenced its principal planned operations as of December 31, 2022, and did not generate any revenues for the period from its inception (January 7, 2022) to December 31, 2022. The Company incurred a total of $35,425 in general and administrative expenses related to legal and professional fees during the period from its inception (January 7, 2022) to December 31, 2022, resulting in a net loss of $35,425 the period from its inception (January 7, 2022) to December 31, 2022.

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Reg A Offering Results

As of the date of this Annual Report, the Company has received a total of $522,500 in subscriptions in the Reg A Offering. The Company has not yet closed on any subscriptions in the Reg A Offering.

Private Placement

In addition, the Company received $500,000 in total subscriptions for Class B shares from the Sponsor and its officers and directors in a separate private placement. The Company has not yet closed on these subscriptions as of the date of this Annual Report.

Investments

The Company has not yet closed on any proceeds from its Reg A Offering, and therefore the Company has not made any investments as of the date of this Annual Report.

Distributions

To qualify as a REIT, and to maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain), and to avoid federal income and excise taxes on retained taxable income and gains we must distribute 100% of such income and gains annually. Our Manager may authorize distributions in excess of those required for us to maintain REIT status and/or avoid such taxes on retained taxable income and gains depending on our financial condition and such other factors as our Manager deems relevant. We expect that the Manager will declare and pay distributions quarterly in arrears commencing in the second full quarter after the quarter in which we make our first real estate-related investment; however, the Manager may declare other periodic distributions as circumstances dictate. Any distributions we make will be at the discretion of the Manager and will be based on, among other factors, our present and reasonably projected future cash flow.

As of the date of this Annual Report, no distributions have been made to the Company’s shareholders.

Redemption Plan

Our Manager may establish a redemption plan pursuant to which a holder of the Company’s common shares may request that the Company may redeem all or any portion of their shares, subject to the terms of such plan. However, as of the date of this Annual Report, the Manager has not adopted such a plan, and has no intention to adopt such a plan in the foreseeable future.

Liquidity and Capital Resources

We are dependent upon the net proceeds from the Reg A Offering to conduct our proposed operations. We intend to obtain the capital required to purchase and originate real estate-related investments and conduct our operations from the proceeds of the Reg A Offering and any future offerings we may conduct, from secured or unsecured financing obtained from banks or other lenders, and from any undistributed funds from our operations. For information regarding the anticipated use of proceeds from the Reg A Offering, see the “Estimated Use of Proceeds” section of our Offering Circular.

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We will not commence operations until we raise $500,000 in the Reg A Offering and $500,000 from private placements to our Sponsor and its officers and directors. While we have received subscriptions totaling $500,000 in the private placement, and have received subscriptions of over $500,000 in the Reg A Offering, we have not yet closed upon these subscriptions as of the date of this Annual Report. We anticipate we will close upon these amounts shortly, at which point we expect to begin making investments in real estate in short order.

Through December 31, 2022, the Manager has paid $140,556 and $50,309 for offering costs and legal and professional expenses, respectively, on behalf of the Company, of which all amounts remained payable by the Company as of December 31, 2022. This total balance of $190,865 owed to our Manager bears no interest and is considered payable on demand. Apart from this, we have no other outstanding debt and we have received no commitment from any lender to provide us with financing.

Our targeted portfolio-wide leverage after we have acquired an initial substantial portfolio of diversified investments is between 0% and 75% of the fair market value of our assets. During the period when we are acquiring our initial portfolio, we may employ greater leverage on individual assets (that will also result in greater leverage of the initial portfolio) in order to quickly build a diversified portfolio of assets. Our Manager may from time to time modify our leverage policy in its discretion, with approval of the Research Committee, in light of then-prevailing economic conditions, the relative cost of debt and equity capital, the market values of our assets, general conditions in the market for debt and equity securities, the Company’s growth and acquisition opportunities, or other factors. However, other than during our initial period of operations, it is our policy to not borrow more than 75% of the fair market value of the cost of our assets. We cannot exceed the leverage limit of our leverage policy unless any excess in borrowing over such level is approved by the Manager’s Research Committee.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to the Manager. During our organization and offering stage, these payments will include reimbursements of certain organization and offering expenses advanced by the Manager on behalf of the Company. During our acquisition and development stage, we expect to make payments to the Manager in connection with the selection and purchase of investments, the management of our assets and costs incurred by the Manager in providing services to us. For a discussion of the compensation to be paid to the Manager, see the “Management Compensation” section of our Offering Circular.

We intend to elect to be taxed as a REIT and to operate as a REIT commencing with our taxable year ending December 31, 2023. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). Our Manager may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as the Manager deems appropriate. Provided we have sufficient available cash flow, we intend to authorize and declare distributions based on weekly record dates and pay distributions on a quarterly or other periodic basis. We have not established a minimum distribution level, and we do not expect to establish a minimum distribution level until after the Company commences operations.

Item 3. Directors and Officers

Our Manager

We operate under the direction of the Manager, FundRebel, which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. Our Manager will establish a Research Committee to establish investment guidelines and maintain ultimate responsibility for making decisions with respect to all acquisitions and dispositions of investment assets. See “—Research Committee of the Manager” below. The Company does not have any employees. Instead, the Manager and the Sponsor will act for and on behalf of the Company through their officers and directors. The Manager, the Sponsor and their officers and directors are not required to devote all of their time to our business and are only required to devote such time to the Company’s affairs as their duties require.

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We will follow investment guidelines adopted by the Manager and the investment and borrowing policies, unless they are modified by the Manager. Our Manager may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. Our Manager may change our investment objectives at any time without approval of our shareholders.

Our Manager performs its duties and responsibilities pursuant to our operating agreement. Our Manager maintains a contractual relationship with us and our shareholders, and we have agreed to limit fiduciary duties and the liability of the Manager and to indemnify the Manager against certain liabilities.

Management Services Agreement

The Company and the Manager have entered into a Management Services Agreement that describes at length and in detail many of the duties of the Manager. However, the list of the Manager’s duties and authority in the Management Services Agreement is not exclusive. Under the broad grant of authority in our operating agreement, the Manager could have duties and authority not listed in the Management Services Agreement.

The Management Services Agreement is filed as Exhibit 6.1 to this Annual Report.

Executive Officers and Directors FundRebel LLC, our Sponsor and Manager

As of the date of this Annual Report, the executive officers and directors of FundRebel LLC, our Sponsor and Manager, are as follows:

Name	Age	Position	Term of Office (Date of Appointment)
Executive Officers
Mark Drachman	40	Chief Executive Officer	June 2021
Allen Konstam	40	Chief Operating Officer	June 2021
Husein Sonara	41	Chief Strategy Officer	June 2021
Al Spahn	58	Chief Technology Officer	June 2021
Daniel Briggs	37	Chief Marketing Officer	June 2021
Managers
Mark Drachman	40	Manager	June 2021
Allen Konstam	40	Manager	June 2021

Mark Drachman, Managing Principal and Co-Founder

Mark Drachman has cemented himself as one of the top real estate producers in the Tri-State area with over a half billion dollars of commercial and residential transactional volume on the east coast. With close to 20 years in the business, his experience brings great value to all aspects of the deal from its inception through completion. Mark founded Kings Highway Development LLC in 2012 which focuses on acquiring distressed multi-family and single family residential properties and maximizing the value-add opportunity through his market knowledge and development expertise, where he worked until 2019. In 2005 Mark founded Delmark Realty LLC, a commercial and residential brokerage firm focused on New York real estate, where he still serves as President today. As President, Mark oversees a team of agents at Delmark Realty LLC that work under him. Prior to founding Delmark Realty, he began as a commercial real estate broker at GFI Capital Resources. Mark is also a Co-Founder & Managing Partner at Condra Property Group, another company focused on investments in real estate. Mark’s vast range of experience includes development, construction, acquisition, and dispositions and together with his many years of experience he is able to identify opportunities in the marketplace and capitalize on them.

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Allen Konstam, Managing Principal and Co-Founder

Allen has a 20-year history as a professional in the commercial real estate industry. His professional responsibilities encompass more than 1 million sq ft of active development real estate. He possesses a deep knowledge of zoning and building codes and has worked on prominent buildings such as Madison Square Garden, The International Gem Tower, and 56 Leonard. Prior to co-founding FundRebel in June 2021, Allen was a Managing Director at Madison Realty Capital, a real estate investment company, from September 2017 to March 2021. Prior to that, Allen Konstam was a Director of Development at Heritage Equity Partners from 2013 until 2017, where he was directly responsible for development projects with more than one-million buildable square-feet. Prior to that, Allen was a Lead Development Coordinator for Construction Consulting Associates (CCA) for ten years and specialized in New York City Zoning and Building codes. He worked on prominent buildings such as Madison Square Garden, The International Gem Tower and 56 Leonard. Allen was the Director of Development and head of construction for the Williamsburg Hotel from inception through completion. Allen has the ability to facilitate highly efficient value-add solutions within complicated opportunities. Allen is a proud father of five.

Husein Sonara, Chief Strategic Officer

Husein I. Sonara is a 20 year veteran of the real estate industry. His experience in the business has encompassed acquisition, development, finance, construction, management, and governmental interface within multiple US jurisdictions in the service of project execution. During his career he has structured joint ventures and partnerships and anchored initiatives into the ongoing development and improvement of large scale urban assets nearing $1B in transaction volume. These have included commercial office, luxury condominium and rental residential, hospitality and retail projects. Most recently he served as Chief Operating Officer of The Sapir Organization, a renown commercial landlord and developer based in New York City and Miami. During his career he has been responsible for numerous aspects of the business and the delivery of more than 1.5M square feet of commercial and residential development and construction. He is a hands-on operator who immerses himself into projects and the pursuit of a successful outcome for all stakeholders.

Al Spahn, Chief Technology Officer

As Chief Technology Officer of FundRebel, Al is responsible for driving the vision around the FundRebel technology roadmap. Partnering closely with other members of FundRebel’s leadership and broader technology communities, Al is setting the foundation for long-term investments and helping to align FundRebel’s technology approach with its overall corporate development priorities and strategy.

Al has 25 years’ experience in business and technology and has led groups for companies in staffing, real estate, lodging, travel, wireless/mobile and security. His longevity in the technology space coincides with his passion for expanding his knowledge. Since 2006, Al has worked at Solomon Page, which was recently ranked as one of America’s Best Professional Recruiting Firms of 2022. He currently serves as CTO of Solomon Page, where he matches new technology capabilities with business needs of the company.

Daniel Briggs, Chief Marketing Officer

Daniel serves as the Chief Marketing Officer of FundRebel, a position he has held since joining FundRebel in 2021. Daniel is responsible for the design and rollout of the FundRebel brand, marketing, and the front-end digital user interface(s). Dan also collaborates closely with other leadership members to facilitate investor reporting, product & offering formation, in addition to broader operational strategy and company performance. Dan has over 15 years of design, marketing, and operational strategy experience including the formation and leadership of multidisciplinary teams across many business and company verticals. Dan possesses diverse industry experience spanning finance, real estate, professional sports, retail, agriculture, non-profit, technology, and consumer packaged goods. From 2019 to 2021, Daniel served as Creative Director of The Sapir Organization, a multidisciplinary real estate investor, operator and developer, founded by the late Tamir Sapir. From 2016 to 2019, Daniel served as Creative Director at Merit Marketing, a full-service marketing and advertising agency.

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Research Committee of the Manager

The Research Committee of the Manager is a standing committee, established to assist the Manager in fulfilling its oversight responsibilities by (1) considering and approving of investments made by us or on our behalf, (2) establishing our investment guidelines and overseeing our investment portfolio, and the investment activity of other accounts and funds held for our benefit and (3) overseeing the investment activities of our subsidiaries (if any). The Research Committee will consist of at least three members, each of whom will be appointed by the Manager, who will serve until such time as such Research Committee member resigns or is replaced by the Manager, in its sole and absolute discretion. The initial Research Committee will be comprised of Mr. Drachman, Mr. Konstam, and Mr. Sonara. In the event that two or more members of the Research Committee are interested parties in a transaction, the Independent Representative (defined below) will be required to approve the transaction.

Compensation of our Manager

Our Manager and its affiliates will receive fees and expense reimbursements from us for services relating to our Reg A Offering and the investment and management of our assets. For information regarding the compensation of our Manager, please see “Management Compensation” in our Offering Circular.

As of the date of this Annual Report, we have not paid our Manager any compensation.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth the beneficial ownership of our common shares as of the date of this Annual Report, for each person or group that holds more than 10% of our common shares, for each director and executive officer of FundRebel, our Sponsor and Manager and for the directors and executive officers of FundRebel as a group. To our knowledge, each person that will beneficially own our common shares will have sole voting and disposition power with regard to such shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 104 W. 40th Street, Suite 1030, New York, NY 10018.

Name of Beneficial Owner (1)	Class of Shares	Number of Shares Beneficially Owned		Percent of All Shares
Allen Konstam	–	–	(2)	0%
Mark Drachman	–	–	(2)	0%
Husein Sonara	–	–		0%
Al Spahn	–	–		0%
Daniel Briggs	–	–		0%
All directors and executive officers of FundRebel as a group (5 persons)	–	–		0%	(2)

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(2)	Concurrently with the Company receiving subscriptions for the minimum offering amount of $500,000 in the Reg A Offering and closing on those investments, the Company intends to close the private placements to our Sponsor and its officers and directors for $500,000 in gross proceeds. The Company expects that each of Mr. Konstam and Mr. Drachman will purchase 25,000 Class B shares of the Company for $250,000 each, for a total of $500,000 for 50,000 Class B shares of the Company. In such event, Mr. Konstam and Mr. Drachman would be the sole members of FundRebel LLC (our Sponsor and Manager) that own shares in our Company.

12

Item 5. Interest of Management and Others in Certain Transactions

The Company is externally managed by FundRebel, LLC, which also serves as the Company’s sponsor. Pursuant to the terms of the Company’s operating agreement, as well as the Management Services Agreement between the Company and FundRebel, LLC, the Manager will provide certain management and advisory services to the Company. A copy of the Company’s operating agreement and Management Services Agreement are included as Exhibits 2.2 and 6.1, respectively, to this Annual Report.

The Manager is responsible for directing the management of the Company’s business and affairs, managing its day-to-day affairs, and implementing its investment strategy. The Manager and its officers will not be required to devote all of their time to its business and are only required to devote such time to its affairs as their duties require.

Pursuant to the operating agreement, the Manager will receive fees and expense reimbursements for services and the investment and management of the Company’s properties.

Subject to the applicable provisions of Delaware law, and except as otherwise provided in the operating agreement, the Manager may, in its sole discretion, at any time and from time to time, declare, make and pay distributions of cash or other assets of the Company to the Company’s shareholders. Distributions shall be paid to the holders of shares on an equal per-share basis as of the record date selected by the Manager. The Company expects the Manager to declare and pay distributions quarterly in arrears commencing in the second full quarter after the quarter in which the Company make its first real estate-related investment; however, the Manager may declare other periodic distributions as circumstances dictate. In order that investors may generally begin receiving distributions immediately upon the Company’s acceptance of their subscription, the Company expects to authorize and declare distributions based on daily record dates.

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company.

The Manager or the affiliates of the Manager will receive fees and compensation in connection with the Company’s acquisition, management, and sale of the Company’s real estate investments.

The Manager or its affiliates shall be entitled to receive from the Company an acquisition fee of 2.00% of the purchase price to acquire real estate related assets and an exit fee of 1.00% of the gross proceeds from the sale of an asset held by the Company. The Manager in its sole discretion may defer or waive any fee payable to it under the operating agreement. All or any portion of any deferred fees will be deferred without interest and paid when the Manager determines.

The Manager or its affiliates are entitled to reimbursement of actual expenses incurred in connection with the selection, acquisition, or due diligence of a prospective investment, subject to a 1% limit on the amount of the prospective investment, whether or not the Company ultimately acquire the investment. They are also entitled to reimbursement for out-of-pocket expenses paid to third parties in connection with providing services to the Company as well as expenses incurred by the Manager in the performance of services under the management services agreement between the Manager and the Company.

Through December 31, 2022, the Manager has paid $140,556 and $50,309 for offering costs and legal and professional expenses, respectively, on behalf of the Company, of which all remain payable as of December 31, 2022. There was no formal agreement entered into for these transactions. The balance of due to the Manager, a related party, as of December 31, 2022 amounted to $190,865. The balance bears no interest and is considered payable on demand.

Item 6. Other Information

None.

Item 7. Financial Statements

13

FUNDREBEL DEAN LLC

Index To Audited Financial Statements As Of December 31, 2022 And For The Period From January 7, 2022 (Inception) To December 31, 2022

F-1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

FundRebel Dean LLC

Opinion

We have audited the accompanying financial statements of FundRebel Dean LLC (a Delaware corporation, the “Company”), which comprise the balance sheet as of December 31, 2022, and the related statements of operations, changes in members’ deficit, and cash flows for the period from January 7, 2022 (Inception) to December 31, 2022, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital formation plans, has not generated any revenue or profits through December 31, 2022 and has stated that substantial doubt exists about the Company's ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

F-2

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ dbbmckennon

Newport Beach, California

April 20, 2023

F-3

FundRebel Dean LLC

BALANCE SHEET

As of December 31, 2022

ASSETS
Current Assets:
Cash and cash equivalents	$–
Deferred offering costs	140,556
Total Current Assets	140,556

TOTAL ASSETS	$140,556

LIABILITIES AND MEMBERS' DEFICIT
Current Liabilities:
Due to related party	$190,865
Total Liabilities	190,865

Members' Deficit:
Accumulated deficit	(50,309)
Total Members' Deficit	(50,309)

TOTAL LIABILITIES AND MEMBERS' DEFICIT	$140,556

The accompanying notes are integral part of the financial statements.

F-4

FundRebel Dean LLC

STATEMENT OF OPERATIONS

For the period from January 7, 2022 (Inception) to December 31, 2022

Net Revenue	$–

Operating Expenses:
General and administrative expense	35,425

Loss from operations	(35,425)

Net loss before income taxes	(35,425)

Provision for income taxes	–

Net Loss	$(35,425)

The accompanying notes are integral part of the financial statements.

F-5

FundRebel Dean LLC

STATEMENT OF CHANGES IN MEMBERS’ DEFICIT

For the period from January 7, 2022 (Inception) to December 31, 2022

	Accumulated Deficit	Total Members' Deficit
Balance as of January 7, 2022 (inception)	$(14,884)	$(14,884)
Net Loss	(35,425)	(35,425)
Balance as of December 31, 2022	$(50,309)	$(50,309)

The accompanying notes are integral part of the financial statements.

F-6

FundRebel Dean LLC

STATEMENT OF CASH FLOWS

For the period from January 7, 2022 (Inception) to December 31, 2022

Cash Flows from Operating Activities
Net loss	$(35,425)
Net Cash Used in Operating Activities	(35,425)

Cash Flows from Financing Activities
Advances from related parties	175,981
Offering costs	(140,556)
Net Cash Provided by Financing Activities	35,425

Net Change In Cash	–

Cash at Beginning of Period	–
Cash at End of Period	$–

Supplemental Disclosure of Cash Flow Information: Cash paid for interest	$–
Cash paid for income taxes	$–

The accompanying notes are integral part of the financial statements.

F-7

FundRebel Dean LLC

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2022 and for the period from January 7, 2022 (inception) to December 31, 2022

NOTE 1: NATURE OF OPERATIONS

FundRebel Dean LLC (the “Company”) was incorporated on January 7, 2022 under the laws of the State of Delaware. The Company will identify, underwrite, invest in and manage a diversified portfolio of multi-family and other commercial real estate development projects. The Company is headquartered in New York, New York. The Company is externally managed by FundRebel, LLC, which also serves as its sponsor (the “Manager”, or the “Sponsor”).

As of December 31, 2022, the Company has not yet commenced operations. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to commence the Company’s planned operations.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company’s fiscal year is December 31.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. These adverse conditions could affect the Company's financial condition and the results of its operations.

Deferred Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ deficit upon the completion of an offering or to expense if the offering is not completed. The Company will reimburse the Manager for any offering costs incurred by the Manager from the proceeds from the offering. As of December 31, 2022, the Company has deferred $140,556 of offering expenses.

On February 4, 2022, the Company entered into a broker-dealer agreement with Dalmore Group, LLC, a New York limited liability company (“Dalmore”), whereby Dalmore will serve as the broker dealer of record and service provider for investors who will participate in the Company's Offering. The initial term of the broker- dealer agreement is twelve (12) months and will renew automatically for successive renewal terms of twelve (12) months each unless any party provides notice to the other party of non-renewal at least sixty (60) days prior to the expiration of the current term. Pursuant to the broker-dealer agreement, as compensation for the services, the Company shall pay to Dalmore a fee equal to one percent (1%) on the aggregate amount raised by the Company up to the first $5,000,000 of the Company’s shares sold, then a fee equal to seventy-five one- hundredths (0.75%) for any additional shares sold, a one-time expense fee of five thousand ($5,000) for out- of-pocket expenses incurred by Dalmore, and a one-time consulting fee of twenty thousand ($20,000). In February 2022, the Manager has paid $36,750 for these fees to Dalmore on behalf of the Company, of which all remain payable to the Manager as of December 31, 2022.

F-8

FundRebel Dean LLC

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2022 and for the period from January 7, 2022 (inception) to December 31, 2022

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues will be recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

No revenue has been earned or recognized through December 31, 2022.

Organizational Costs

In accordance with FASB ASC 720, “Other Expenses”, organizational costs, including accounting fees, legal fees, and costs of organization, are expensed as incurred. The Manager has incurred $14,884 of pre-inception expenses in connection with forming the Company, which, are recorded to these financial statements as beginning accumulated deficit and due to related party.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in these financial statements. Income from the Company is reported and taxed to the members on their individual tax returns. The Company intends to elect to be treated as a corporation for U.S. federal income tax purposes and to qualify as a real estate investment trust, or REIT, but has not yet filed such elections.

F-9

FundRebel Dean LLC

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2022 and for the period from January 7, 2022 (inception) to December 31, 2022

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statement, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statement. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Real Estate Held for Investment

Real estate assets will be stated at the lower of depreciated cost or fair value, if deemed impaired. Major replacements and betterments are capitalized and depreciated over their estimated useful lives. Depreciation is computed on a straight-line basis over the useful lives of the properties. We will continually evaluate the recoverability of the carrying value of our real estate assets using the methodology prescribed in ASC Topic 360, “Property, Plant and Equipment.” Factors considered by management in evaluating impairment of its existing real estate assets held for investment include significant declines in property operating profits, annually recurring property operating losses and other significant adverse changes in general market conditions that are considered permanent in nature. Under ASC Topic 360, a real estate asset held for investment is not considered impaired if the undiscounted, estimated future cash flows of an asset (both the annual estimated cash flow from future operations and the estimated cash flow from the theoretical sale of the asset) over its estimated holding period are in excess of the asset's net book value at the balance sheet date. If any real estate asset held for investment is considered impaired, a loss is provided to reduce the carrying value of the asset to its estimated fair value.

Real Estate Held for Sale

We may periodically classify real estate assets as held for sale. An asset is classified as held for sale after the approval of management and after an active program to sell the asset has commenced. Upon the classification of a real estate asset as held for sale, the carrying value of the asset is reduced to the lower of its net book value or its estimated fair value, less costs to sell the asset. Subsequent to the classification of assets as held for sale, no further depreciation expense is recorded.

Real estate assets held for sale will be stated separately on the balance sheet. Upon a decision to no longer market as an asset for sale, the asset is classified as an operating asset and depreciation expense is reinstated. A gain or loss on the sale of a property will be recorded in the statement of operations.

Cost Capitalization

A variety of costs are incurred in the acquisition and development of properties such as costs of acquiring a property development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete, and capitalization must cease involves a degree of judgment. Our capitalization policy on development properties is guided by ASC Topic 835-20 “Interest - Capitalization of Interest” and ASC Topic 970 “Real Estate - General.” We cease capitalization on costs upon completion.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

F-10

FundRebel Dean LLC

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2022 and for the period from January 7, 2022 (inception) to December 31, 2022

NOTE 3: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated any revenues or profits through December 31, 2022. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

On September 9, 2022, the Company filed an offering statement on Form 1-A with the Securities Exchange Commission (“SEC”) with respect to an offering (the “Offering”) of up to 1,500,000 Class A common shares and 6,000,000 Class B common shares for total proceeds of $75 million. The offering statement was qualified by the SEC on December 1, 2022. As of the date of these financial statements, the Company has not held any closings in the Offering.

NOTE 4: MEMBERS’ DEFICIT

The Company is authorized to issue two classes of common shares: up to 1,500,000 shares designated as “Class A common shares” and up to 6,000,000 shares designated as “Class B common shares”, both having no par value. As of the date of any distribution of operating cash flow to holders, holders of Class A common shares and holders of Class B common shares are entitled to a cumulative non-compounded annual return on unreturned invested capital of 8% and 6%, respectively.

No membership units have been issued and no capital has been contributed to the Company for the period ended December 31, 2022.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 5: RELATED PARTY TRANSACTIONS

The Company is externally managed by FundRebel, LLC, which also serves as its sponsor (the “Manager”, or the “Sponsor”). Pursuant to the terms of the Company’s limited liability company operating agreement (the “Operating Agreement”), the Manager will provide certain management and advisory services to the Company.

The Manager will be responsible for directing the management of the Company’s business and affairs, managing its day-to-day affairs, and implementing its investment strategy. The Manager and its officers will not be required to devote all of their time to its business and are only required to devote such time to its affairs as their duties require. The Manager has a unilateral ability to amend the Operating Agreement without the consent or approval of any of the Company’s members (“Members”). Class A common shares and Class B common shares have identical voting rights. Each class of shares shall entitle the recordholders thereof to one vote per share on any and all matters submitted to the consent or approval of Members of such class generally.

Pursuant to the Operating Agreement, the Manager will receive fees and expense reimbursements for services and the investment and management of the Company’s properties.

F-11

FundRebel Dean LLC

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2022 and for the period from January 7, 2022 (inception) to December 31, 2022

Subject to the applicable provisions of the Delaware Act and except as otherwise provided in the Operating Agreement, the Manager may, in its sole discretion, at any time and from time to time, declare, make and pay distributions of cash or other assets of the Company to the Members. Distributions shall be paid to the holders of shares on an equal per-share basis as of the record date selected by the Manager. The Company expects the Manager to declare and pay distributions quarterly in arrears commencing in the second full quarter after the quarter in which the Company make its first real estate-related investment; however, the Manager may declare other periodic distributions as circumstances dictate. In order that investors may generally begin receiving distributions immediately upon the Company’s acceptance of their subscription, the Company expects to authorize and declare distributions based on daily record dates.

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company.

The Manager or the affiliates of the Manager will receive fees and compensation in connection with the Company’s acquisition, management, and sale of the Company’s real estate investments.

The Manager or its affiliates shall be entitled to receive from the Company an acquisition fee of 2.00% of the purchase price to acquire real estate related assets and an exit fee of 1.00% of the gross proceeds from the sale of an asset held by the Company. The Manager in its sole discretion may defer or waive any fee payable to it under the Operating Agreement. All or any portion of any deferred fees will be deferred without interest and paid when the Manager determines.

The Manager or its affiliates are entitled to reimbursement of actual expenses incurred in connection with the selection, acquisition, or due diligence of a prospective investment, subject to a 1% limit on the amount of the prospective investment, whether or not the Company ultimately acquire the investment. They are also entitled to reimbursement for out-of-pocket expenses paid to third parties in connection with providing services to the Company as well as expenses incurred by the Manager in the performance of services under the management services agreement between the Manager and the Company.

Through December 31, 2022, the Manager has paid $140,556 and $50,309 for offering costs and legal and professional expenses, respectively, on behalf of the Company, of which all remain payable as of December 31, 2022. There was no formal agreement entered into for these transactions. The balance of due to a related party as of December 31, 2022 amounted to $190,865. The balance bears no interest and is considered payable on demand.

NOTE 6: COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

NOTE 7: SUBSEQUENT EVENTS

Management’s Evaluation

Management has evaluated subsequent events through April 20, 2023, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements other than disclosed above.

F-12

Item 8. Exhibits

The documents listed in the Exhibit Index of this Annual Report are incorporated by reference or are filed with this Annual Report, in each case as indicated below.

1.1 *	Engagement Agreement with Dalmore Group, LLC
2.1 *	Certificate of Formation of FundRebel Dean, LLC
2.2 *	Form of Operating Agreement of FundRebel Dean, LLC
2.3 *	Form of Share Designation for Class A and Class B Common Shares of FundRebel Dean, LLC
4*	Form of Subscription Agreement
6.1 *	Form of Management Services Agreement between FundRebel Dean, LLC and FundRebel, LLC
8**	Form of Escrow Agreement between FundRebel Dean, LLC and North Capital Private Securities Corporation

__________________________

*	Incorporated by reference to the Company’s Form 1-A filed with the SEC on September 9, 2022.
**	Incorporated by reference to the Company’s Form 1-A/A filed with the SEC on November 23, 2022.

14

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on April 26, 2023.

FUNDREBEL DEAN, LLC

By: FundRebel, LLC, its manager

By:	/s/ Mark Drachman
Name: Mark Drachman
Title: Managing Principal

The following persons in the capacities and on the dates indicated have signed this report.

/s/ Mark Drachman	Date: April 26, 2023
Mark Drachman
Managing Principal, FundRebel
(Principal Executive Officer)

/s/ Allen Konstam	Date: April 26, 2023
Allen Konstam
Managing Principal, FundRebel
(Principal Financial Officer; Principal Accounting Officer)

15